EXHIBIT 99
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COCA-COLA ENTERPRISES INC.

PRESS RELEASE


CONTACT:   Laura Asman - Media Relations
          (770) 989-3023

          Margaret Carton - Investor Relations
          (770) 989-3622

FOR IMMEDIATE RELEASE

               COCA-COLA ENTERPRISES INC. COMPLETES
             ACQUISITION OF THE COCA-COLA COMPANY'S
             INTEREST IN COKE CANADA AND COKE NEW YORK
            AND REPORTS THIRD-QUARTER 1997 GREAT BRITAIN
                TAX BENEFIT AND INCREASE IN NONCASH
                   STOCK-COMPENSATION EXPENSES


     ATLANTA, August 7, 1997 -- Coca-Cola Enterprises today completed the acquisition of The Coca-Cola Company's 49 percent interest in The Coca-Cola Bottling Company of New York, Inc. (Coke New York) and The Coca-Cola Company's 48 percent interest in Coca-Cola Beverages Ltd. (Coke Canada). Coca-Cola Enterprises paid The Coca-Cola Company Canadian $17 per share (approximately United States $12 3/8 per share at current exchange rates) for the 19.6 million shares The Coca-Cola Company held in Coke Canada.

     As previously disclosed, Coca-Cola Enterprises has an existing 4 percent interest in Coke New York and intends to seek to acquire the remaining 47 percent of Coke New York currently held by private investors. Coca-Cola Enterprises recently announced that the Company revised its offer for the 52 percent public ownership in Coke Canada to a price of Canadian $22 per share in cash (approximately United States $15 7/8 per share based on current exchange rates). The Company's Affiliated Transaction Committee of the Board of Directors has reviewed and approved the revised offer. The tender offer is expected to be mailed to the Coke Canada public share owners the week of August 11.

     Coca-Cola Enterprises continues to believe the remaining aspects of the transaction can be completed by the end of the third quarter of 1997. The total transaction value (purchase price and acquired debt and preferred stock) for all of Coke Canada and Coke New York is expected to be approximately $1.69 billion based on the revised offer price for the Coke Canada shares, the expected cost of Coke New York's minority shares, and current exchange rates.








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     As previously disclosed, this transaction will be dilutive to earnings for the portion of 1997 that the Company will own the Coke Canada and Coke New York operations by approximately 5 cents per common share. Based on the timing of the closing of The Coca-Cola Company transaction and the expected timing of the tender offer for the public shares of Coke Canada, the Company expects that the transaction will dilute third-quarter 1997 earnings by approximately 2 cents and fourth-quarter 1997 results by approximately 3 cents. Coca-Cola Enterprises continues to expect that the acquisition will be dilutive to 1998 results by slightly more than 5 cents per common share.

     Coca-Cola Beverages Ltd. operates in all 10 Canadian provinces, covers a population of 27 million people, and represents 95 percent of The Coca-Cola Company's unit case volume in Canada. The Coca-Cola Bottling Company of New York, Inc. operates in the New York metropolitan area, certain other areas in the state of New York, and in parts of Connecticut, Massachusetts, New Hampshire, New Jersey, and Vermont, covering a population of 24 million people.

     In a separate matter, Coca-Cola Enterprises reported that, under the Finance (No. 2) Act 1997, the British government has decreased the corporate tax rate from 33 percent to 31 percent. The tax rate change has an effective date of April 1, 1997, and will result in a third-quarter 1997 tax benefit of approximately $58 million (15 cents per share). The tax benefit primarily results from the revaluation of the deferred taxes associated with the Company's Great Britain operations at the lower tax rate.

     Coca-Cola Enterprises also reported that noncash selling, delivery, and administrative expenses related to certain performance-based stock compensation plans are expected to be higher than the Company's original projections for the third quarter of 1997. The Company's stock price has increased by more than 90 percent since the beginning of 1997 and by approximately 35 percent in the month of July. Primarily due to the increase in market value as well as the Company's outlook for 1997 full-year results and future plan vestings, Coca-Cola Enterprises is accelerating certain performance-based stock compensation expenses from future periods into the third quarter of 1997. As a result, the Company now expects third-quarter 1997 amortization expense to exceed current expectations by approximately $35 million, or approximately 5 cents per share after tax.

     Since the incremental costs associated with these performance-based stock compensation plans are noncash amortization expenses, there is no impact on cash operating profit (earnings before interest, taxes, depreciation, amortization, and other nonoperating expenses), cash flow, or amortization adjusted earnings per share. The Company believes these performance-based stock compensation plans are effective tools for maximizing results since the plans increase employee ownership in Coca-Cola Enterprises and align management compensation with share-owner value.






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     Included in this news release are several forward-looking
management comments and other statements which reflect management's current outlook for 1997. As always, these expectations are based on currently available competitive, financial, and economic data along with the Company's operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect 1997 results are lower than expected net pricing resulting from marketplace competition, an inability to meet performance requirements for expected levels of marketing support payments from the Company's franchise companies, material changes from expectations in the cost of raw materials and ingredients, an inability to achieve the expected timing for returns on cold drink equipment expenditures and acquisitions, and unfavorable interest rate and currency fluctuations. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 27 of the Company's 1996 Annual Report.

     Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottled and canned liquid nonalcoholic refreshment. Coca-Cola Enterprises is the sole licensed bottler for products of The Coca-Cola Company in Belgium, Great Britain, the Netherlands, and most of France. The Company also distributes more than 58 percent of The Coca-Cola Company's United States bottle and can volume. The Company also has a pending transaction to acquire the Coca-Cola bottling operations in Luxembourg.
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